Certificate of Amendment

of

Second Amended and Restated Certificate of Incorporation of

Energous Corporation

Energous Corporation, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (“DGCL”), DOES HEREBY CERTIFY that:

FIRST: This Certificate of Amendment amends the provisions of the Corporation’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”).

SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and shall become effective at 3:00 p.m., eastern time, on March 27, 2014.

THIRD: Article IV of the Corporation’s Certificate of Incorporation shall be and is hereby amended by adding the following paragraph to the end thereof:

“Without regard to any other provision of this Amended and Restated Certificate of Incorporation, each 3.99 shares of Common Stock issued and outstanding immediately prior to the effective date of the Certificate of Amendment shall be and is hereby automatically reclassified and changed (without any further act) into one fully-paid and nonassessable share of Common Stock, without increasing or decreasing the par value of the Common Stock, the amount of stated capital or paid-in surplus of the Corporation; provided that no fractional shares shall be issued to stockholders as a result of the foregoing reclassification and that in lieu thereof the Corporation shall round each fractional share up to the nearest whole share.”

FOURTH: That the foregoing amendment was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 26th day of March, 2014.

Energous Corporation

By:	/s/ Thomas Iwanski
Name: Thomas Iwanski
Title: CFO and Secretary